Registration No. 333-237342

Filed Pursuant to Rule 433

The NYSE FANG+ Index is set to rebalance effective before the open of trading on Monday, December 20, 2021. Microsoft Corp. will replace Twitter Inc.

Learn more about the ETNs linked to the NYSE FANG+ Index here: MicroSectors.com/fang

$FNGU $FNGO $FNGS $FNGD

There will be a component change in the @NYSE FANG+ Index.

Microsoft Corp. will replace Twitter Inc. effective at market open on Monday, December 20, 2021. Learn more about the ETNs linked to the NYSE FANG+ Index here: MicroSectors.com/fang

$FNGU $FNGO $FNGS $FNGD

By clicking on any of the cashtags provided above, you may access information and opinions on Twitter that have been provided by individuals or entities other than BMO and its affiliates. The cashtags are provided solely for your convenience. We do not provide any representation or warranty as to the accuracy or any information or opinions provided by third parties. The leveraged E|'Ns linked to the index are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversiﬁed portfolio. They are designed to achieve their stated investment objectives on a daily basis. The performance of these ETNs over longer periods of time can differ significantly from the performance of their underlying index during the same period of time. You should proceed with extreme caution in considering an investment in the ETNs. Bank of Montreal, the issuer of the ETNs, has ﬁled a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC regarding the ETNs. Please read those documents and the other documents relating to the ETNs that Bank of Montreal has ﬁled with the SEC for more complete information about Bank of Montreal and the ETNs. These documents may be obtained without cost by visiljng EDGAR on the SEC website at www.sec,gov. Alternatively, Bank of Montreal, and any agent or dealer that participated in the offering of the E|'Ns, will arrange to send these documents if so requested by calling toll-free at 1-877-369-5412.